Exhibit 16.1

Re: De Beira Goldfields Inc.

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated June 30, 2006 captioned "Changes in Registrant’s Certifying Accountant” and that we agree with the statements made as they relate to Manning Elliott LLP.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada
June 30, 2006